Exhibit 10.3

Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Such information has been marked with a “[***]”.

August 4, 2021	Gregory Poilasne Chairman and Chief Executive Officer 2488 Historic Decatur Road, Suite 200 San Diego, California, USA 92106

Stonepeak Rocket Holdings LP

Attention: Jack Howell, Trent Kososki, William Demas and Adrienne Saunders

55 Hudson Yards

550 W 34th Street, 48th Floor

New York, NY 10001

Evolve Transition Infrastructure LP

Attention: Charles Ward

1360 Post Oak Blvd, Suite 2400

Houston, Texas 77056

Levo Mobility LLC

Attention: Board of Managers

2468 Historic Decatur Road

San Diego, California 92106

Re:	Project Rocket Parent Letter Agreement

Dear Ladies and Gentlemen:

This letter agreement (this “Agreement”) is entered into by and among Nuvve Holding Corp., a Delaware corporation (“Nuvve Parent”), Stonepeak Rocket Holdings LP, a Delaware limited partnership (“Stonepeak”), Evolve Transition Infrastructure LP, a Delaware limited partnership (“Evolve”), and Levo Mobility LLC, a Delaware limited liability company (the “Company” and together with Nuvve Parent, Stonepeak and Evolve, each a “Party” and collectively, the “Parties”), to set forth certain agreements with respect to the Company and its Business. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof (the “LLCA”).

In consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

Section 1 Business Opportunities.

(a) During the Non-Compete Period, Nuvve Parent shall, and shall cause each of its Affiliates to, present to the Company all investment or business opportunities that Nuvve Parent or such Affiliate, as applicable, becomes aware of and desires to pursue, to the extent such investment or business opportunity are within the scope of, primarily relate to or compete with, the Business (such investments or business opportunities, “Business Opportunities”); provided, that, for the avoidance of doubt, nothing set forth in this Agreement shall prohibit Nuvve Parent or its Affiliates from undertaking investment or business opportunities that are not Business Opportunities, including, for the avoidance of doubt, (i) acquiring, owning, selling, leasing, developing and managing electric buses, vehicles, transportation assets, and related charging infrastructure and ancillary assets that are provided to third parties that are not utilizing financing, leasing or other similar arrangements in respect of such assets (or provided to third parties that are utilizing financing, leasing or other similar arrangements with respect of such assets, so long as such investment or business opportunity does not include participating in or otherwise providing equity, debt or other financing to any entity or other person engaged in the businesses described in clause (a) of the definition of the “Business” as defined in the LLCA), (ii) Nuvve Parent providing services (including providing grid services and receiving revenues therefrom) to such third parties that are not utilizing financing, leasing or other similar arrangements in respect of such assets (or provided to third parties that are utilizing financing, leasing or other similar arrangements with respect of such assets, so long as such investment or business opportunity does not include Nuvve Parent or its Affiliates participating in or otherwise providing equity, debt or other financing to any entity or other person engaged in the businesses described in clause (a) of the definition of the “Business” as defined in the LLCA) (such investment or business opportunities described in clauses (i) and (ii), collectively, the “Exempted Business Opportunities”) or (iii) Nuvve Parent providing services to the Company pursuant to the DSA.

(b) Nuvve Parent shall, and shall cause each of its Affiliates to, use reasonable best efforts to source and structure each Business Opportunity so that it will constitute a Qualified Opportunity. Each such Business Opportunity will be presented to the Company and the Class B Representative [***]. [***] Any Business Opportunity that the Company so elects to pursue will hereinafter be referred to as an “Accepted Opportunity.” [***]

(c) Nuvve Parent shall not, and shall cause its Affiliates not to, directly or indirectly (other than as a direct or indirect equityholder of the Company), individually or on behalf of any Person, company, enterprise, or entity, or as a sole proprietor, partner, equityholder, licensor, director, officer, principal, agent, employee or executive, or in any other capacity or relationship, pursue or participate in any manner (i)(A) in any Accepted Opportunity, or (B) from the date hereof until the earliest to occur of (1) the date that the aggregate Commitment Amount has been funded in full, (2) the end of the Commitment Period, and (3) a Monetization Event (such period in clause (B), the “Non-Compete Period”), in any Business Opportunity other than [***], (ii) [***], or (iii) [***].

(d) If the Company elects not to participate in any Business Opportunity that was determined to be a Qualified Opportunity as determined by the Board in good faith with Special Approval, primarily due to a failure to obtain Special Approval (a “Rejected Opportunity”), then Nuvve Parent or its Affiliates may pursue such Rejected Opportunity for its or their own account without any further involvement of the Company, and in such event the Company shall not have any right or interest in such Rejected Opportunity nor any responsibility for any cost, expense or obligation associated with the further review, pursuit or acquisition by Nuvve Parent or its Affiliates of such Rejected Opportunity. [***]

(e) The qualifying criteria set forth on Exhibit A may only be waived or amended, supplemented or modified by Stonepeak in its reasonable sole discretion, unless such amendment, supplement or modification would reasonably be expected to be adverse to Nuvve Parent as determined by the Board in good faith with Special Approval, which shall also require Nuvve Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Nuvve Parent may propose, amendments, supplements or modifications to such qualifying criteria in good faith for Stonepeak’s review; provided, that Stonepeak shall have no obligation to consent to any such proposals.

Section 2 Future Financing Transactions. If, [***], Nuvve Parent or any of its Affiliates, directly or indirectly, desires to enter into any material financing transaction, the primary use of proceeds from which will be used with respect to the Business or any business substantially similar to or competitive with the Business (a “Financing Transaction”), Nuvve Parent shall first give Stonepeak written notice (the “Stonepeak ROFO Notice”) of its desire to do so and provide Stonepeak with the proposed terms of the Financing Transaction. [***]

Section 3 [***]

Section 4 Reasonableness of Restrictions. Nuvve Parent expressly acknowledges and agrees that (a) the covenants contained in this Agreement are integral to Stonepeak’s and Evolve’s investment in the Company and each of Stonepeak and Evolve would not have entered into the LLCA and the Transaction Documents (including this Agreement) or consummated the transactions contemplated thereby or hereby without the obligations and restrictions contained in this Agreement, (b) each and every one of the obligations and restrictions contained in this Agreement is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such obligations and restrictions are necessary to protect each of Stonepeak’s and Evolve’s interest in, and value of, the Company and the Company’s business (including the goodwill inherent therein), and (c) Nuvve Parent and its Affiliates were significantly responsible for the creation of such value. Nuvve Parent and its Affiliates further covenants that Nuvve Parent and its Affiliates will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement and agrees not to, and to cause its employees and Affiliates to not, take any action which would have the effect of circumventing or diminishing Stonepeak’s and Evolve’s rights hereunder (and the benefit of this Agreement to Stonepeak and Evolve). In any action to enforce the provisions of this Agreement, the prevailing Party’s reasonable costs (including reasonable attorneys’ fees) incurred in connection with such action will be reimbursed by the non-prevailing Party.

Section 5 Tolling; Survival. In the event of any violation of Section 2 or Section 3, Nuvve Parent acknowledges and agrees that the restrictions and time periods contained in Section 2 or Section 3 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable restriction period shall be tolled during any period and time periods, as applicable, of such violation.

Section 6 Representations and Warranties.

(a) Each of the Parties hereby represents and warrants as follows:

(i) such Party is duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of organization, incorporation or formation, as applicable, and has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the transactions contemplated hereby;

(ii) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action and do not conflict with, contravene, or result in any default, breach, violation or infringement (with or without notice or lapse of time or both) of: (A) any provision of such Party’s charter, partnership agreement, operating agreement or similar organizational documents; or (B) any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Party or its assets;

(iii) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Agreement and the transactions contemplated hereby by such Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by such Party; and

(iv) this Agreement and the transactions contemplated hereby constitute a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law).

(b) Nuvve Parent represents and warrants that as of the date hereof (i) the Company has no assets or liabilities, and (ii) the Company is a special purpose, non-guarantor, unrestricted Subsidiary of Nuvve Parent.

Section 7 Reports. Nuvve Parent shall provide to Stonepeak, at Stonepeak’s election, (a) reasonable advance notice (if possible, otherwise prompt notice) of any events or actions related to Nuvve Parent that would reasonably be expected to have a material effect on Nuvve Parent’s financial condition, business or operations and (b) promptly upon completion thereof, but in any event within 15 days after the end of each month, monthly operating, financial reports and projection information relating to Nuvve Parent and its Subsidiaries (other than the Company) prepared by or on behalf of Nuvve Parent. Notwithstanding the foregoing, Nuvve Parent shall (x) be deemed to have satisfied its obligations with respect to clause (a) above to the extent Nuvve Parent promptly discloses (within four (4) Business Days) information with respect to any such event or action related to Nuvve Parent in any form, report, schedule, statement or other document (including all amendments thereto) filed with, or furnished to, the Commission, in each case, that is publicly available, (y) only be obligated to provide operating reports pursuant to the foregoing clause (b) beginning with the first full calendar month following the six-month anniversary of the date hereof, and (z) no longer be obligated to comply with this Section 7 following the conversion of the Company to a corporation and the consummation of an initial public offering of the Company.

Section 8 Confidentiality. Each Party recognizes and acknowledges that it has received and may in the future receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries and the Parties (including their respective predecessors and Affiliates) (such information, and including this Agreement, the LLCA and the other Transaction Documents, the “Confidential Information”). Except as otherwise consented to by the disclosing Party in writing, each Party agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, use any Confidential Information for any purposes other than in connection with its investment in the Company or Nuvve, as applicable, or disclose any Confidential Information for any reason or purpose whatsoever, except for disclosures: (a) to authorized directors, managers, officers, representatives, agents and employees of such Party or its Affiliates, the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Party’s obligations, or enforcing such Party’s rights, under this Agreement, the LLCA and the agreements expressly contemplated hereby and thereby; provided, that each such Person is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential and that the disclosing Party remains liable for any breach of this provision by such Persons; (b) made by Stonepeak or Evolve to its limited partners, owners, co-investors, general partners and prospective investors; provided that if such limited partners, owners, co-investors, general partners and prospective investors are receiving Confidential Information (other than with respect to high-level summary information regarding the Company’s, or Nuvve Parent’s, as applicable, operations), such receiving Person shall be subject to confidentiality provisions at least as restrictive as the confidentiality obligations contained in this Agreement; (c) to any bona fide prospective purchaser of the equity or assets of the Company, Nuvee Parent, or its Affiliates or the Units or securities of Nuvve Parent held by such Party or its Affiliates, to prospective financing sources, or a prospective merger partner of such Party, Nuvve Parent, the Company or any of their respective Affiliates; provided, that such purchaser, financing sources, or merger partner agrees in writing to be bound by the provisions of this Section 8 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions in this Agreement; (d) to attorneys, accountants and other professionals of such Party or its Affiliates who need to know such Confidential Information in order to perform services for such Party or Affiliate; (e) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; and (f) as required to be disclosed in accordance with any securities law or other legal requirement. In the event of a disclosure required by the foregoing clause (e), the applicable Party shall provide to the Company (or in the case of Confidential Information of a Party, such Party) prompt notice of any such requirement to enable the Company or such Party to seek an appropriate protective order or confidential treatment and shall disclose only that portion of such Confidential Information so required to be disclosed. Notwithstanding the prior sentence, no such opportunity shall be afforded in the case of a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Company, any other Party or this Agreement or the LLCA or if notifying the Company or such Party in advance of such disclosure is prohibited by applicable law. For purposes of this Section 8, the term “Confidential Information” shall not include any information which (x) a Person learns from a source other than Nuvve Parent, the Company or its Subsidiaries, or any of their respective representatives, employees, agents or other service providers, (y) is disclosed to the public or is available in the public domain, or (z) was in a Person’s possession prior to disclosure hereunder; provided such information is not known by such Person to be subject to an obligation of confidentiality owed to the other Parties.

Section 9 Fees and Expenses. On the earlier of (x) the date that is ten (10) calendar days following the date hereof, and (y) the date Stonepeak and Evolve fund their respective initial Capital Contributions to the Company pursuant to the LLCA, Nuvve Parent shall reimburse (a) Stonepeak [***] reasonable out-of-pocket expenses (including legal and accounting fees) incurred after February 11, 2021 and through the date hereof in connection with the due diligence, documentation and negotiation of the Transaction Documents, and (b) Evolve [***].

Section 10 Representation by Counsel. Each Party agrees that (a) it has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, (b) it has had the full right and opportunity to consult with its respective attorney(s), and to the extent, if any, that it desired, it has availed itself of this right and opportunity, (c) it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, (d) it is fully aware of the contents hereof and its meaning, intent and legal effect, and (e) its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

Section 11 Damages Limitation. No Party will be liable to the other Parties for, or entitled to seek or recover, special or punitive damages or damages that are not reasonably foreseeable from such other Party in connection with any claim for, relating to, or otherwise arising out of, the breach of this Agreement.

Section 12 Notices. Any notice or other communication provided for or permitted to be given pursuant to this Agreement by a Party to any other Party must be in writing and is duly given (a) one Business Day after being deposited with a nationally recognized overnight delivery service company that tracks deliveries, addressed to such other Party, with overnight service guaranteed, all charges paid and proof of receipt requested, (b) when delivered in person to such other Party or (c) when sent via email (utilizing the delivery receipt, read receipt or similar function), on the date sent by e-mail if sent before 5:00 p.m., New York time, and on the next business day if sent after such time. In each case, the notice or communication should be addressed as follows:

if to Nuvve Parent:

Nuvve Holding Corp.
2468 Historic Decatur Road
San Diego, California 92106
Attention: Gregory Poilasne and Stephen Moran
Email: [***]

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02110
Attention: Sahir Surmeli and Eric Macaux
Email: [***]

if to the Company:

Levo Mobility LLC
2468 Historic Decatur Road

San Diego, California 92106
Attention: Board of Managers; Gregory Poilasne and Stephen Moran; Trent Kososki, William Demas and Adrienne Saunders
Email: [***]

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02110
Attention: Sahir Surmeli and Eric Macaux
Email: [***]

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main St.
Houston, Texas 77002
Attention: John D. Pitts, P.C.
Email: [***]

if to Stonepeak:

Stonepeak Partners LP
55 Hudson Yards
550 W 34th Street, 48th Floor

New York, NY 10001
Attention: Trent Kososki, William Demas and Adrienne Saunders
Email: [***]

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main St.
Houston, Texas 77002
Attention: John D. Pitts, P.C.
Email: [***]

if to Evolve:

Evolve Transition Infrastructure LP
1360 Post Oak Blvd, Suite 2400

Houston, Texas 77056
Attention: Charles Ward
Email: [***]

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attention: Cliff Vrielink and George Vlahakos
Email: [***]

Section 13 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement, and any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law principles that would require the application of the laws of any other jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its properties, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the borough of Manhattan or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein, as the appropriate, sole and exclusive venue to for purposes of any suit, action or other proceeding under or arising out of, or matter of interpretation of, this Agreement or the rights of the Parties under this Agreement. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING UNDER OR ARISING OUT OF, OR MATTER OF INTERPRETATION OF, THIS AGREEMENT OR THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT.

Section 14 Assignment; Entire Agreement; Amendments; Waivers. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment in violation of this Agreement shall be void ab initio. This Agreement, the other Transaction Documents, that certain Non-Disclosure Agreement by and between Stonepeak and Nuvve Corporation, a Delaware corporation (the “NDA”), and that certain joinder to the NDA by and between Stonepeak and Evolve, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior understandings, whether written or oral, between Nuvve Parent, Stonepeak, Evolve, and the Company with respect to the contents hereof. This Agreement may not be amended or modified, in whole or in part, except by a written instrument executed by Stonepeak, Evolve, the Company and Nuvve Parent expressly so amending, or modifying this Agreement or any part hereof. Any agreement on the part of any Party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 15 Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the necessity to post any bond or other security in connection with any such order or injunction, this being in addition to any other remedy to which any Party is entitled to at law or in equity.

Section 16 Non-Recourse. Each Party agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement shall be asserted against any individual, entity or other person other than the Parties, and no individual, entity or other person that is not a Party shall have any liability arising out of or relating to this Agreement.

Section 17 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other individual, entity or other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that any individual, entity or other person other than the Parties shall be an express third-party beneficiary of Section 16.

Section 18 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by e-mail or other electronic transmission (including “.pdf” or “.tif” format) shall be as effective as delivery of an original executed counterpart of this Agreement.

Section 19 Severability; Enforcement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. It is the intention of the Parties that if any of the restrictions or covenants contained in this Agreement is held to cover a geographic area or to be of a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.

[Remainder of page intentionally left blank]

Each of the Parties have executed this Agreement through such Party’s duly authorized representative as of the day first above written.

Sincerely,

Nuvve Holding Corp.

By:	/s/ Gregory Poilasne
Name:	Gregory Poilasne
Title:	Chairman and Chief Executive Officer

[Signature Page to Letter Agreement

Acknowledged and Agreed:

Stonepeak Rocket Holdings LP

By:	STONEPEAK ASSOCIATES IV LLC,
its general partner

By:	/s/ Jack Howell
Name:	Jack Howell
Title:	Senior Managing Director

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

EVOLVE TRANSITION INFRASTRUCTURE LP

By:	EVOLVE TRANSITION INFRASTRUCTURE GP LLC,
its general partner

By:	/s/ Gerald F. Willinger
Name:	Gerald F. Willinger
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

LEVO MOBILITY LLC

By:	/s/ Gregory Poilasne
Name:	Gregory Poilasne
Title:	Authorized Signatory

[Signature Page to Letter Agreement]